UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL CINEMEDIA, INC.
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Notice of Annual Meeting of Stockholders to be held on May 2, 2019
You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc., which will be held at our offices located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111 on Thursday, May 2, 2019 at 9:00 a.m., Mountain Time. At the Annual Meeting, you will be asked to consider the following:

1	To elect the eight nominees named in the accompanying proxy statement, each to serve a one-year term and until their respective successors are duly elected or qualified;

2	To approve, on an advisory basis, our executive compensation;

3	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 26, 2019; and

4	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
The close of business on March 4, 2019 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.
We are electronically disseminating our Annual Meeting materials by using the "Notice and Access" method approved by the Securities and Exchange Commission. We believe this process should continue to provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The proxy statement and Annual Report for the fiscal year ended December 27, 2018 are available at www.edocumentview.com/ncmi.
Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.
Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Centennial, Colorado	Sarah Kinnick Hilty
March 14, 2019	Senior Vice President, General Counsel and Secretary

PROXY SUMMARY
This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage stockholders to read the entire Proxy Statement and our 2018 Annual Report before voting their shares. The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.” or the “Company”), for use at the 2019 Annual Meeting of Stockholders at the time and place shown below. Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”).

2019 Annual Meeting of Stockholders
Date and Time		Location		Record Date	Mailing Date
May 2, 2019 9:00 am MDT		6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111		March 4, 2019	On or about March 14, 2019

Meeting Agenda and Board Recommendations
Proposals for your vote				Board Voting Recommendation	Required Vote		Page Reference
Proposal 1: Election of Directors				FOR each nominee	Plurality of votes cast		7
Proposal 2: To approve, on an advisory basis, our executive compensation				FOR	Majority of votes present and entitled to vote		40
Proposal 3: To ratify the appointment of Deloitte & Touche LLP as our independent auditors				FOR	Majority of votes present and entitled to vote		41

Director Nominees

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Thomas F. Lesinski	59	2014**	Yes	Chief Executive Officer of Sonar Entertainment	●
Andrew P. Glaze	40	2018	Yes	Research Analyst at Standard General		●	Chair
Lawrence A. Goodman	64	2007	Yes	Former President of Sales and Marketing of CNN		●	●
David R. Haas	77	2007	Yes	Private Investor and Financial Consultant, Retired Senior Vice President and Controller of Time Warner, Inc.	Chair	●
Kurt C. Hall	59	2007-2016; 2019	No	Former President and Chief Executive Officer of NCM and Former Chairman of the NCM Board
Lee Roy Mitchell	82	2006	No	Chairman of Cinemark Holdings, Inc.
Mark B. Segall	56	2018	Yes	Founder and Managing Director of Kidron Corporate Advisors, LLC	●	Chair	●
Renana Teperberg	41	2018	No	Chief Commercial Officer and member of the Board of Directors of Cineworld Group, plc
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee ** Chairman of the Board since 2018

PROXY SUMMARY (CONTINUED)

CORPORATE GOVERNANCE HIGHLIGHTS
NCM demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our stockholders. Highlights of our corporate governance practices are summarized below.

Accountability:

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Following declassification of our Board of Directors in 2018, all directors now stand for election annually.
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Directors are elected by a plurality of votes cast, subject to our director resignation policy. If a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration.
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All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy.

Independence:

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5 of 8 director nominees are independent with all of the non-independent directors serving as designees of our largest stockholder or founding members.
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Board committees are comprised solely of independent directors.
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Independent directors regularly meet in private without management.

Board Practices:

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In fiscal 2018, no director nominee attended fewer than 75% of the meetings of our Board of Directors, or meetings of any Board committee on which he or she served.
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Board of Directors and each Board committee conducts an annual self-assessment.
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Continuing education budget is provided for each director.

Leadership Structure: – Separate Chairman and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company.
Stock Ownership Requirements:

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Executive and director stock ownership requirements must be met within five years of appointment, as follows:
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CEO: Lesser of three times base salary or 140,000 shares.
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President and Executive Vice Presidents: Lesser of base salary or 20,000 shares.
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Non-employee directors: Lesser of three times annual Board cash retainer or 8,000 shares.
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 As of March 4, 2019, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.

Key Corporate Governance Changes:

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In July 2018, Scott N. Schneider resigned as Non-Employee Chairman of the Board of Directors after serving as a director for over 11 years. Thomas F. Lesinski, an independent director, was appointed Chairman in August 2018.
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Also in July 2018, we declassified our Board of Directors following stockholder approval at our 2018 Annual Meeting of Stockholders. All of our directors now stand for election annually.
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In January 2019, our Board of Directors adopted a director resignation policy, requiring directors who are not designated pursuant to contractual rights to tender their resignations for consideration by the Board if they receive a plurality of votes cast but fail to receive a majority of votes cast.
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Also in January 2019, the Board of Directors accelerated Standard General L.P.'s second director nominee pursuant to the letter agreement entered into on June 1, 2018 and unanimously elected Kurt C. Hall to the Board of Directors.

NATIONAL CINEMEDIA, INC.
PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
May 2, 2019
9:00 a.m., Mountain Time
QUESTIONS AND ANSWERS

Q:	Why am I receiving these proxy materials?

A:
You received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. By giving your proxy, you authorize persons selected by the Board to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received before the Annual Meeting will be voted in accordance with the stockholder's specific voting instructions.
We are electronically disseminating our Annual Meeting materials by using the "Notice and Access" method approved by the Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as how to receive paper copies if preferred. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at our offices located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, on May 2, 2019 at 9:00 a.m., Mountain Time.

Q:	What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

A:	The specific proposals to be considered and acted upon at the Annual Meeting are:

Proposal No. 1 — To elect eight directors, each to serve a one-year term and until his or her respective successor is duly elected or qualified;
Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers; and
Proposal No. 3 — To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 26, 2019.
Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

Q:	What is included in the proxy materials?

A:
The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended December 27, 2018, which includes our audited consolidated financial statements.

Q:	What do I need to bring with me to attend the Annual Meeting?

A:
If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Q:	Who can vote at the Annual Meeting?

A:
Our Board of Directors has fixed the close of business on March 4, 2019 as the record date. We had 78,960,633 shares of our common stock outstanding as of the close of business on the record date, including unvested restricted common stock with voting rights.

Q:	How many votes am I entitled per share of common stock?

A:	Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

A:
Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”

Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.
Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

Q:	If I am a stockholder of record of NCM, Inc. shares, how do I vote?

A:
Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	If I am a beneficial owner of shares held in “street name,” how do I vote?

A:	Voting by Internet. You can vote over the Internet by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What if I submit a proxy but I do not give specific voting instructions?

A:
Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Clifford Marks and Sarah Hilty, who are officers of the Company, will vote your shares FOR the eight director nominees; FOR advisory approval of the Company’s executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for our 2019 fiscal year, all as recommended by our Board of Directors and as presented in this proxy statement.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:
The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2019 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory approval of the Company’s executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1 and 2. A broker non-vote will have no effect on Proposal Nos. 1 and 2.

Q:	What is the quorum requirement for the Annual Meeting?

A:
A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes for the purpose of determining if there is a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:
For Proposal No. 1, each director will be elected by a plurality of the votes cast. This means that the eight director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.
Standard General L.P. which holds 15.4 million shares or 19.4% of our outstanding common stock, has agreed to vote the shares of our common stock that it beneficially owns in favor of each nominee for director in Proposal No. 1 and in favor of Proposal No. 3 as required by the terms of the letter agreement between the Company and Standard General dated June 1, 2018.

Q:	How are abstentions treated?

A:
Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect on the election of the director nominee, although if a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Q:	Can I change my vote or revoke my proxy after I have voted?

A:
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Q:	Who is paying for the cost of this proxy solicitation?

A:
We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson as our proxy solicitor and we will pay Georgeson approximately $5,500, plus expenses. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Q:	What are the voting recommendations of our Board of Directors?

A:	Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Specifically, our Board of Directors recommends a vote:

FOR the election of each of Andrew P. Glaze, Lawrence A. Goodman, David R. Haas, Kurt C. Hall, Thomas F. Lesinski, Lee Roy Mitchell, Mark B. Segall and Renana Teperberg to our Board of Directors;
FOR the advisory approval of the Company’s executive compensation; and
FOR the ratification of the selection of Deloitte & Touche LLP as our independent accountants for fiscal year 2019.

Q:	Where can I find the Company’s Annual Report?

A:
Our 2018 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 27, 2018, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935. You may also view the Annual Report at http://www.ncm.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

Q:	What is “householding” and how does it affect me?

A:
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.

Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Q:	Whom should I call if I have questions about the Annual Meeting?

A:	You should call Georgeson, our proxy solicitor, at (866) 203-9357 or our Secretary at (303) 792-3600.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors has nominated the following eight directors for election at the Annual Meeting. Important summary information about the nominees for director is set forth in the table below. Following the table is certain biographical information about each nominee for director, as well as selected information about specific qualifications, attributes, skills and experience that led our Board to conclude that each nominee for director is qualified to serve on our Board.
Board Composition

Director Nominees

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Thomas F. Lesinski	59	2014	Yes	Chief Executive Officer of Sonar Entertainment	●
Andrew P. Glaze	40	2018	Yes	Research Analyst at Standard General		●	Chair
Lawrence A. Goodman	64	2007	Yes	Former President of Sales and Marketing of CNN		●	●
David R. Haas	77	2007	Yes	Private Investor and Financial Consultant, Retired Senior Vice President and Controller of Time Warner, Inc.	Chair	●
Kurt C. Hall	59	2007-2016; 2019	No	Former President and Chief Executive Officer of NCM and Former Chairman of the NCM Board
Lee Roy Mitchell	82	2006	No	Chairman of Cinemark Holdings, Inc.
Mark B. Segall	56	2018	Yes	Founder and Managing Director of Kidron Corporate Advisors, LLC	●	Chair	●
Renana Teperberg	41	2018	No	Chief Commercial Officer and member of the Board of Directors of Cineworld Group, plc
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee
Our Board of Directors currently consists of eight directors. Under the director designation agreement dated as of February 13, 2007 (the “Director Designation Agreement”), two of our founding members – Cinemark and Regal – are permitted to appoint or designate up to two persons for nomination to election on our Board of Directors under the terms set forth in the Director Designation Agreement, one of whom must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Transactions with Founding Members – Director Designation Agreement.” The designees pursuant to the Director Designation Agreement for Cinemark are Thomas F. Lesinski and Lee Roy Mitchell and for Regal are Mark B. Segall and Renana Teperberg.
Under the letter agreement entered into on June 1, 2018 with Standard General L.P. ("Letter Agreement"), Standard General is permitted to appoint or designate up to two persons for nomination to election of our Board of Directors. See “Certain Relationships and Related Party Transactions - Other Transactions – Letter Agreement.” The designees pursuant to the Letter Agreement are Andrew P. Glaze and Kurt C. Hall.
Our Certificate of Incorporation provides that all directors are included within one class and that the number of total directors will not be more than eleven. The number of current director positions is eight pursuant to our Bylaws. Each member serves a one-year term until the next Annual Meeting and until his or her successor is duly elected and qualified.

Business Experience of Nominees
We are soliciting proxies in favor of the election of each nominee identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.
The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate structure.

Thomas F. Lesinski Non-Employee Chairman Independent Director Director Since: 2014 Age: 59 Committees: Audit
Mr. Lesinski has served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio, since January 2016. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the powerful fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.
Mr. Lesinski has served as Non-Employee Chairman since August 1, 2018.

Qualifications:
Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski's experience as a Chief Executive Officer provides valuable perspective as our Chairman.

Andrew P. Glaze Independent Director Director Since: 2018 Age: 40 Committees: Compensation Nominating and Governance - Chair
Mr. Glaze has served as a Research Analyst at Standard General since 2016. Before joining Standard General, Mr. Glaze was a Managing Director at Claar Advisors, LLC, which he joined in 2014. Mr. Glaze was the founder, and, from 2009 to 2014, the Chief Investment Officer of, Emys Capital, LLC. Prior to this he was an investment banking associate on the Consumer and Leveraged Finance teams at Merrill Lynch.
Mr. Glaze began his career in the United States Army where he served as an officer for five years in the 1st Cavalry division. As part of his service, Mr. Glaze deployed to Baghdad, Iraq for one year where he served with distinction as a Captain and Aviation Brigade Fire Support Officer. Mr. Glaze is a service-disabled veteran. He holds a B.S. from the United States Military Academy at West Point and an M.B.A. from Columbia Business School, where he participated in the highly selective Value Investing Program. He is also a member of the Success Academy Charter Network Advisory Board. Mr. Glaze is a Chartered Financial Analyst.

Qualifications: Mr. Glaze’s extensive experience in financial analysis and organizational leadership qualifies him to serve on our Board.

Lawrence A. Goodman Independent Director Director Since: 2007 Age: 64 Committees: Compensation Nominating and Governance
Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and served as its president since inception until 2015. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc.

Qualifications:
Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and Board. Mr. Goodman brings significant business experience to provide strategies and solutions to resolve the issues addressed by our Board.

David R. Haas Independent Director Director Since: 2007 Age: 77 Committees: Audit - Chair Compensation	Mr. Haas has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994.
Qualifications:
Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on our Board of Directors and as chairman of our Audit Committee and to provide guidance to our internal audit function and financial advice to our Board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad-based understanding of financial risks and compliance expertise.

Kurt C. Hall Director Director Since: 2019 Age: 59 Committees: None
Mr. Hall was appointed President, Chief Executive Officer and Chairman of National CineMedia, LLC in May 2005, and, following the Company’s IPO in 2007, assumed the same positions with National CineMedia Inc. Prior to this, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary and NCM predecessor, Regal CineMedia Corporation.
Previously, Mr. Hall had served as President and Chief Executive Officer of United Artists Theatre Company from March 1998 to August 2002, and as a Director from May 1992 to August 2002. Prior to this, Mr. Hall served as Chief Operating Officer of United Artists Theatre Company from February 1997 to March 1998, and as Executive Vice President and Chief Financial Officer from May 1992 to March 1998. Mr. Hall had also served as Vice President and Treasurer and in various other financial and accounting positions within United Artists’ predecessor companies since January of 1988.

Qualifications: Mr. Hall's extensive background with the Company and our business allows him to provide sales and management advice to our management and Board.

Lee Roy Mitchell Director Director Since: 2006 Age: 82 Committees: None
Mr. Mitchell has served as Chairman of the Board of Cinemark Holdings, Inc. since March 1996 and as a director since its inception in 1987. Mr. Mitchell served as Chief Executive Officer of Cinemark Holdings, Inc. from its inception in 1987 until December 2006, Vice Chairman of the Board from March 1996 and was President from inception in 1987 until March 1993.

Qualifications:
Mr. Mitchell has over four decades of executive leadership experience, including a key role in the theater industry and brings important institutional knowledge to our Board. Mr. Mitchell’s experience enables him to share with our Board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a Board designee for one of our founding members, he brings to our Board the perspective of a major stakeholder.

Mark B. Segall Independent Director Director Since: 2018 Age: 56 Committees: Audit Compensation - Chair Nominating and Governance
Mr. Segall is the owner and Managing Director of Kidron Corporate Advisors, LLC, a New York based mergers and acquisitions corporate advisory boutique founded in 2003, and has been the CEO of Kidron Capital Advisors LLC since 2009. Previously, he served as the Co-Chief Executive Officer of Investec, Inc., an asset management company, from 2001 to 2003, following his role as Investec Inc.’s head of investment banking and general counsel. Prior to that, he was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities. Mr. Segall serves as a director of the following public companies: iAM Capital Plc (and certain related affiliated companies) (2000 to 2014 and 2018 to present) and Bel Fuse, Inc. (2011 to present). In the past five years he has served on other public company boards including: Ronson Europe N.V. (2008 to 2017), Temco Service Industries, Inc. (2011 to 2016), Infinity Cross Border Acquisition Corp. (2012 to 2014), and ATMI, Inc. (2013 to 2014). Mr. Segall also serves on a number of private company boards.

Qualifications: Mr. Segall’s two decades of board leadership experience at both public and private companies, gives him the ability to offer guidance to the Company and its operations.

Renana Teperberg Director Director Since: 2018 Age: 41 Committees: None
Ms. Teperberg has served as Chief Commercial Officer of Cineworld Group plc since 2016, Senior Vice President Commercial from 2014 to 2015, and a member of the Cineworld Group plc Board of Directors since 2018. Prior to that time, she served as Head of Programming and Marketing for Cinema City International from 2002 to 2013. On February 28, 2018, Cineworld Group plc acquired the parent corporation of Regal.

Qualifications:
Ms. Teperberg has extensive experience in the cinema industry which enables her to share with our Board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. As Ms. Teperberg is a Board designee for one of our founding members, she brings to our Board the perspective of a major stakeholder.

Vote Required
Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.
Director Resignation Policy
It is the Company's desire that any director elected to the Board of Directors in an uncontested election shall receive a majority vote of stockholders. As such, in the event of an uncontested election where a nominee not designated pursuant to a contractual right is elected by a plurality but not a majority of votes cast, the director will tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will decide to accept or reject such resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors or other information they deem appropriate and relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. A director whose resignation is under consideration will abstain from participating in any decision regarding the resignation. If the nominee is designated pursuant to a contractual right, the Company will consult with the designating entity about the possibility of a different candidate at the following year's annual meeting.
Recommendation
Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.
Independence of our Board of Directors
Our Board of Directors has determined that Andrew P. Glaze, Lawrence A. Goodman, David R. Haas, Thomas F. Lesinski and Mark B. Segall, all current directors of the Company, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director. For further detail of related party transactions, refer to “Certain Relationship and Related Party Transactions” located elsewhere in this document.
Company Leadership Structure

Our Board determined to split the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Interim Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman sets the agenda for Board meetings and presides over meetings of the full Board in its oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and the Company’s overall corporate governance.
Mr. Lesinski assumed the position of Chairman of our Board of Directors on August 1, 2018.
Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.
Board’s Role in Risk Oversight
Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks, including cybersecurity risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.
Katherine L. Scherping, Chief Financial Officer is our Chief Risk Officer. The Chief Risk Officer provides periodic updates to our Board on the strategic, operational, financial, cybersecurity, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.
Compensation Risk Assessment
We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviews the compensation policies and practices for all employees, including executive officers. Among other things, our Compensation Committee considers whether the compensation program encourages excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of our Board of Directors and Standing Committees
Our Board of Directors held eighteen meetings during the fiscal year ended December 27, 2018. During our 2018 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting, but encourages our directors to attend. Eight of our then nine directors attended our Annual Meeting of Stockholders held on July 6, 2018. The three standing committees of our Board of Directors are our Audit Committee, our Compensation Committee and our Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters.
The following table shows the current membership:

DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Andrew P. Glaze		X	Chair	X
Lawrence A. Goodman		X	X	X
David R. Haas	Chair	X		X
Kurt C. Hall				X
Thomas F. Lesinski	X			Chair
Lee Roy Mitchell				X
Mark B. Segall	X	Chair	X	X
Renana Teperberg				X
Audit Committee
Our Audit Committee consists of David R. Haas (chairman), Thomas F. Lesinski and Mark B. Segall. Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of Nasdaq. Our Board of Directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.
Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.
Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by our Board in January 2019 in conjunction with the charter's annual review. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were ten meetings of our Audit Committee during our 2018 fiscal year.
Compensation Committee
Our Compensation Committee consists of Mark B. Segall (chairman), Andrew P. Glaze, Lawrence A. Goodman, and David R. Haas. Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
Our Compensation Committee’s purposes, as set forth in its charter, include:

(1)	to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executives;

(2)	to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.
Our Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by our Board in January 2019. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link. There were seven meetings of our Compensation Committee during our 2018 fiscal year.
Our Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”), a nationally recognized consulting firm, to assess the competitiveness of compensation for the executive officers and provide independent advice and recommendations to our Compensation Committee regarding executive compensation. Prior to retaining ClearBridge, our Compensation Committee reviewed ClearBridge’s independence as contemplated by the committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that ClearBridge is independent from the Company, our Compensation Committee and our executive officers.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of Andrew P. Glaze (Chairman), Lawrence A. Goodman, and Mark B. Segall. Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.
Our Nominating and Governance Committee’s purposes, as set forth in its charter, include:

(1)	to identify individuals qualified to become Board members, and to recommend director nominees to our Board;

(2)	to oversee the evaluation of our Board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to our Board such changes as it may deem appropriate.
Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Committee and approved by our Board in January 2019. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at www.ncm.com at the Investor Relations link. There were nine meetings of our Nominating and Governance Committee during our 2018 fiscal year.
Other than the director candidates designated by our founding members or by Standard General pursuant to the Letter Agreement, our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our Board of Directors and its committees. Our Nominating and Governance Committee recommends to our Board of Directors the terms of our Corporate Governance Guidelines. Our Nominating and Governance Committee reviews such guidelines and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our Board of Directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors.
Nomination of Directors. The nominees for election to our Board of Directors at the 2019 Annual Meeting were formally nominated by our Nominating and Governance Committee, and were approved by our Board of Directors on February 19, 2019. All the nominees are current directors.
As the need to fill vacancies arises in the future, our Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders and use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our Board of Directors. See “Proposals of Stockholders” below for further information on making director nominations.
Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of the best interests of all our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics. In addition to considering the qualifications listed above, the Committee seeks nominees that will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.
STOCKHOLDER COMMUNICATIONS
Our Board of Directors provides a process for stockholders to send communications to our Board. Information on communicating directly with our Board of Directors is available on our website at the Investor Relations link, under the Corporate Governance section or http://investor.ncm.com/corporate-governance/contact-the-board.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” (“NEOs”).

•	Clifford E. Marks – Interim Chief Executive Officer and President

•	Andrew J. England – Former Chief Executive Officer and Director (until November 2, 2018)

•	Katherine L. Scherping – Chief Financial Officer

•	Scott D. Felenstein – Executive Vice President and Chief Revenue Officer

•	Sarah Kinnick Hilty – Senior Vice President, General Counsel and Secretary (since February 12, 2018)

•	Ralph E. Hardy – Former Executive Vice President, General Counsel and Secretary (until February 12, 2018)
Executive Summary
Fiscal Year 2018 Performance. Total revenue for the year ended December 27, 2018 increased 3.6% to $441.4 million from $426.1 million for the comparable prior year period. Adjusted OIBDA increased 0.1% to $205.4 million for the full year of 2018 from $205.1 million for the full year of 2017. Operating income increased 0.3% from $153.9 million in 2017 to $154.3 million in 2018. Net income decreased from $58.3 million in 2017 to $29.8 million in 2018.
Key Performance Measures. The following tables summarize the key fiscal 2018 financial metrics on which the Company based its executive compensation.

Fiscal 2018 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for Compensation Purposes	$180.3	$176.9	98.1% of targeted Adjusted OIBDA for Compensation Purposes
Adjusted Advertising Revenue	$411.9	$406.6	98.7% of targeted Adjusted Advertising Revenue target

(1)
Refer to “Annual Cash Incentive” below for additional details on the Non-Equity Incentive Plan, Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue, which are non-GAAP measures. See “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below for the definitions of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue and the reconciliations to the closest GAAP based measurement.

Fiscal 2016-2018 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
2016 PBRS cumulative Free Cash Flow	$642.0	$517.7	80.6% of targeted Free Cash Flow

(1)
Refer to “Long-Term Incentives (LTI)” section below for additional details on the 2016 Equity Plan and Free Cash Flow which is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below for the definitions of Free Cash Flow and the reconciliations to the closest GAAP based measurement.

Elements of 2018 Compensation Program. Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2018 Compensation Program consists of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance- Based Restricted Stock (PBRS)	+	Time-Based Restricted Stock (TBRS)	=	Total Direct Compensation
The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were generally maintained from the 2017 Compensation Program, based on our Compensation Committee’s assessment that the compensation program continued to align with the Company’s business and compensation objectives.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our NEOs with those of our stockholders and to promote good corporate governance. These include:

• Meaningful stock ownership guidelines for executives;
• No tax gross-ups on severance agreements or change in control-related payments;
• A cap on maximum annual performance incentives;
• No special or supplemental pension or death benefits for our NEOs; and
• Adoption of anti-pledging, anti-hedging, and clawback policies.
Pay Mix. We believe the mix of annual and long-term incentives and the mix of cash and equity awards are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2018, computed using the annual salary, target annual cash incentive (assuming 100% achievement) and grant date fair value of Performance-Based Restricted Stock ("PBRS") and Time-Based Restricted Stock ("TBRS"). The first chart presents the compensation elements for our former CEO, Andrew J. England, until his separation from service and a prorated portion of our interim CEO and President, Clifford E. Marks's compensation for the remainder of 2018. The NEOs included in the second chart are Mr. Felenstein, Mses. Scherping and Hilty, and a prorated portion of Mr. Marks's compensation prior to Mr. England's separation from service.
Fiscal Year 2018 Compensation Mix
Chief Executive Officer (a)

(a)
Approximately 62% of Messrs. England and Marks’s combined compensation is performance-based and approximately 74% of their compensation is variable, which represents the performance-based elements and time-based restricted stock.

Other NEOs (b)

(b)
Approximately 47% of all other NEOs’ compensation is performance-based and approximately 64% of their compensation is variable, which represents the performance-based elements and time-based restricted stock.

Pay-for-Performance Alignment. Our Compensation Committee believes that having a large percentage of executive officers’ pay as performance-based compensation ensures that their interests are aligned with those of our stockholders. Consistent with our compensation program design, our compensation program results for the 2018 fiscal year were aligned with the Company’s financial results. The fiscal year 2018 annual cash incentives paid out below target (92.1%) as described in greater detail in “Fiscal 2018 Non-Equity Incentive Plan Payments.” PBRS paid out below target (27.7%) for the 2016-2018 performance period, as described in greater detail in “Long-Term Incentives.”
CEO Transition Plan. Andrew J. England stepped down as CEO effective November 2, 2018. Effective November 5, 2018 the Board appointed Clifford E. Marks to serve as Interim Chief Executive Officer, in addition to his previous role of Company President. His duties were expanded from leading the Company's sales and marketing departments, advertising operations, and certain other functions to now overseeing the whole Company as Interim CEO. Mr. Marks did not receive any additional compensation upon assuming the role of Interim CEO as his existing compensation was commensurate with his extensive leadership role and value to the Company as a sales visionary and customer relationship manager. Mr. Marks has an unparalleled amount of experience with the Company where he has served as a member of its leadership team since 2002. Our Board has commenced a search to identify a permanent CEO and has retained a leading executive search firm to assist in the process. It is anticipated that Mr. Marks will serve as Interim Chief Executive Officer until the election by the Board of a permanent CEO.
Detailed Discussion & Analysis
Compensation Philosophy
The primary goals of our Compensation Committee with respect to executive compensation are to:

•	review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies, using the 50th percentile as a reference point for setting compensation;

•	provide shorter-term cash incentives primarily for achieving specified annual performance objectives;

•
provide a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through achievement of long-term financial performance goals; and

•	establish and monitor appropriate pay and performance relationships.
To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members).
Role of Compensation Consultant and CEO in Determining Executive Compensation
In 2018, our former CEO had substantial input in the determination of executive compensation other than his own and made recommendations for the compensation of all of the other NEOs that were ultimately approved by our Compensation Committee in January of 2018. Our former CEO’s compensation was determined and approved by our Compensation Committee. Our former CEO was not present during voting or deliberations by our Compensation Committee regarding his compensation.
In 2018, our Compensation Committee engaged ClearBridge, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters. ClearBridge assessed the competitiveness of pay for the executive officers and provided independent advice and recommendations to our Compensation Committee regarding executive compensation. Our Compensation Committee determined that ClearBridge is independent from the Company.
As part of its review, ClearBridge considered base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives, and total direct compensation. ClearBridge reviewed and recommended a peer group for pay comparison for our executive officers comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc., and in relevant industries (i.e., in advertising, media and entertainment industries, or software technology-based companies in media-related industries). Our Compensation Committee reviewed and approved the peer group.
Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. Although our Compensation Committee references the 50th percentile of the peer group’s pay levels, specific positioning for each NEO is determined on a case-by-case basis considering multiple factors.
The following peer companies were used in our competitive analysis for fiscal 2018 decisions:

Cumulus Media Inc.	MSG Networks Inc.
Entercom Communications Corp	The E.W. Scripps Company
Entravision Communications Corporation	TiVo Corporation
Emmis Communications Corporation	Townsquare Media, Inc.
Global Eagle Entertainment Inc.	Urban One, Inc. (formerly Radio One)
Gray Television, Inc.	Salem Media Group, Inc.
IMAX Corp.	WebMD Health Corp.
Lee Enterprises, Incorporated	World Wrestling Entertainment, Inc.

We eliminated three companies and added two from our 2017 peer group as a result of our Compensation Committee’s assessment of the group relative to industry and size criteria.
2018 Compensation
Provided below is a summary of the key elements of our 2018 compensation program for the NEOs.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals	Reward team achievement against specific objective financial goals
Long-Term Incentives	Equity grants in 2018 consisted of: •Performance-based restricted shares •Time-based restricted shares	Reward for the creation of stockholder value and retain executives for the long-term
Other Compensation
A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividend equivalents accrued on restricted stock and other customary employee benefits.
Provide an appropriate level of employee benefit plans and programs
Potential Payments Upon Termination or Change in Control
Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement. Change of control payments require both a change of control and a separation from service. No excise tax gross-ups are provided.
Provide an appropriate level of payment in the event of a change in control or termination
Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Enhance alignment with stockholder interests

Specific compensation decisions made in 2018 are described below.
Base Salary. Base salaries for our executives were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer salary levels, and other primarily subjective factors deemed relevant by our Compensation Committee.
Base salaries are reviewed annually by our Compensation Committee and our Board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements.
The base salaries of our NEOs in 2018 compared to 2017 as of the end of the fiscal year were as follows.

Name	2017 Base Salary	2018 Base Salary	Percentage Change
Clifford E. Marks	$858,330	$875,497	2.0%
Andrew J. England	$875,000	$875,000	—%	(1)
Katherine L. Scherping	$408,000	$408,000	—%
Scott D. Felenstein	$500,000	$506,667	1.3%
Sarah Kinnick Hilty	N/A	$310,000	N/A	(2)
Ralph E. Hardy	$310,271	$310,271	—%	(1)

(1)    Messrs. England and Hardy's 2018 salaries represent their salary prior to the termination of their employment.
(2)     Ms. Hilty was hired in 2018, and as such did not have a 2017 base salary.
For 2018, we believe the above salaries were within a market competitive range compared to our competitors.
Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals.
The target percentages for our NEOs were established based on the responsibility, experience and seniority of the individual. We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with those of our stockholders. Payments of annual cash incentives are objectively calculated for each NEO based on the achievement of specific financial targets. The process for setting the financial targets for 2018 was consistent with previous years as part of the annual budget review and approval. For 2018, the annual cash incentive was based (i) 50% on achievement of Adjusted OIBDA for Compensation Purposes and (ii) 50% on Adjusted Advertising Revenue targets. The stretch bonus for achievement above 100% of the target bonus was also based on the equal weighting of the achievement of the aforementioned targets. For Fiscal 2018, no stretch bonuses were paid as 100% of the target was not achieved for the year. These performance measures are non-GAAP measures and are specifically defined in the “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” section below.
Our annual cash incentive is paid in a single payment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by our Compensation Committee in conjunction with the issuance of our annual audit report.
The annual cash incentive potential which is based equally on Adjusted OIBDA for Compensation Purposes (defined in the “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below) and Adjusted Advertising Revenue (defined in “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below) is achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue Achieved	% of Target Bonus
Less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
≥105%	150%
Actual fiscal year 2018 performance results were as follows.

Fiscal 2018 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA for Compensation Purposes	$180.3	$176.9	98.1% of targeted Adjusted OIBDA for Compensation Purposes
Adjusted Advertising Revenue	$411.9	$406.6	98.7% of targeted Adjusted Advertising Revenue target

(1)
Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue are non-GAAP measures. See “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below for the definitions of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue and the reconciliations to the closest GAAP basis measurement.

Resulting annual cash incentive payouts for fiscal year 2018 were as follows.
Fiscal 2018 Non-Equity Incentive Plan Payments
The awards were determined in accordance with the Company’s actual performance compared to our internal targets. We believe the executive performance bonus amounts are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2018 Summary Compensation Table for Messrs. Marks, England, and Felenstein and Mses. Scherping and Hilty.

	Annual Cash Incentive
		Adjusted OIBDA for Compensation Purposes (50% weighting)		Adjusted Advertising Revenue (50% weighting)		Total
Name	Target Award as a % of Salary (1)	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Award as a % of Target	Total Award Amount
Clifford E. Marks	100.0%	98.1%	90.6%	98.7%	93.6%	92.1%	$806,333
Andrew J. England (2)	84.6%	98.1%	90.6%	98.7%	93.6%	92.1%	$681,891
Katherine L. Scherping	75.0%	98.1%	90.6%	98.7%	93.6%	92.1%	$281,826
Scott D. Felenstein	75.0%	98.1%	90.6%	98.7%	93.6%	92.1%	$349,980
Sarah Kinnick Hilty (3)	50.0%	100.0%	100.0%	100.0%	100.0%	100.0%	$136,740

(1)	Percentage of base salary determined at the end of our 2018 fiscal year (December 27, 2018).

(2)
Under the terms of his employment agreement, Mr. England 's target award for his annual cash incentive was 100.0% of his annual salary. Upon his separation from service, this target was prorated for the portion of the service period he served as the Company's CEO, or 84.6%.

(3)	Pursuant to Ms. Hilty’s employment agreement, her annual cash incentive payment was to be paid in full, and prorated for her time of employment during the year.
Long-Term Incentives (LTI). We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We have granted awards under our stockholder approved equity incentive plans, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated and the National CineMedia, Inc. 2016 Equity Incentive Plan, which together we refer to as the “Equity Incentive Plan.” Stockholders approved the National CineMedia, Inc. 2016 Equity Incentive Plan in May 2016 because the National CineMedia, Inc. 2007 Equity Incentive Plan was set to expire, and has expired, by its terms in February 2017.
All grants under the Equity Incentive Plan to our executive officers are approved by our Compensation Committee generally at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee, generally related to promotions or other merit-related reasons.
For 2018, the Compensation Committee decided to continue to grant the following LTI vehicles:

•
PBRS: Aligns executives with the long-term financial goals of the Company. PBRS vest based upon the achievement of cumulative 2018-2020 “Free Cash Flow”, as defined within the ‘“Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” and 2020 “Digital Revenue” goals, as defined below.

•	TBRS: Promotes retention objectives, stock ownership in the Company, and an alignment of the executives’ interests with stockholders’ interests. TBRS vest ratably over a 3-year period.

On January 23, 2018, our Compensation Committee approved PBRS and TBRS to Messrs. Marks, England, and Felenstein and Mses. Scherping and Hilty (effective upon commencement of her employment), as follows.

	2018 Restricted Stock Awards (1)
	PBRS			TBRS			Total
Name	% of Total LTI (2)	Target Grant Date Fair Value of Shares Granted (3)	Target Number of Shares Granted (3)	% of Total LTI	Grant Date Fair Value of Shares Granted	Number of Shares Granted (4)	Total Grant Date Fair Value of Shares Granted	Total Number of Target Shares Granted
Clifford E. Marks	60%	$631,567	95,692	40%	$421,047	63,795	$1,052,614	159,487
Andrew J. England	75%	$1,125,003	170,455	25%	$374,999	56,818	$1,500,002	227,273
Scott D. Felenstein	50%	$198,000	30,000	50%	$198,000	30,000	$396,000	60,000
Katherine L. Scherping	60%	$191,044	28,946	40%	$127,360	19,297	$318,404	48,243
Sarah Kinnick Hilty (5)	18%	$51,314	7,426	82%	$230,338	33,334	$281,652	40,760

(1)	The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting.

(2)
Mr. Marks and Ms. Scherping received 60% PBRS and 40% TBRS due to their positions at the time of grant as a Named Executive Officer. Mr. Felenstein received 50% PBRS and 50% TBRS due to his position at the time of grant as an Executive Vice President. Mr. England received 75% PBRS and 25% TBRS due to his position at the time of grant of Chief Executive Officer.

(3)
Performance-based restricted stock awards vest in March 2021 based on (a) 75% on the achievement of cumulative 2018-2020 “Free Cash Flow” goals and (b) 25% on the achievement of 2020 “Digital Revenue” goals (defined as revenue derived from advertising sold online, through mobile devices and other digital platforms). Reflects the target number of shares that will vest if actual cumulative Free Cash Flow and Digital Revenue equals 100% of the targets. Straight line interpolation is applied to performance between the levels shown.

Free Cash Flow -% of Target	Award Vesting % of Target Shares
<85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
≥105%	150%

Digital Revenue -% of Target	Award Vesting % of Target Shares
<36.2%	0%
36.2%	25%
100%	100%
≥163.8%	200%

(4)	Vest ratably over a 3-year period.

(5)
Ms. Hilty received a sign-on grant at her hire date of 11,056 shares of TBRS, based upon a value of $75,000, using a 30-day average stock price, and an annual grant of 7,426 or 25% PBRS and 22,278 or 75% TBRS consistent with her position at the time of grant of Senior Vice President. The value above reflected the value using the stock price at the date of grant.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 27, 2018. The performance-based restricted stock granted on January 20, 2016 (“2016 PBRS”) were scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measurement period ending December 27, 2018. The 2016 PBRS vests according to the scale shown below. Straight line interpolation is applied to Free Cash Flow performance between the levels shown to determine the corresponding payout.

Free Cash Flow -% of Target	Award Vesting % of Target Shares
<80%	0%
80%	25%
95%	90%
100%	100%
≥110%	150%
On all PBRS, dividends accrue and are paid upon vesting for those shares earned. In the event that shares are not earned, accrued dividends on those shares are not paid.
The PBRS vested as shown below.

Performance Measure (in millions)	Target	Actual	Achievement Relative to Target	Vesting %
2016 PBRS cumulative Free Cash Flow (a)	$642.0	$517.7	80.6%	27.7%

(a)
“Free Cash Flow” is a non-GAAP measure. See “Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

The following table shows the number of shares vested and accrued dividends paid to our NEOs for the performance-based restricted stock with the measurement period ended December 27, 2018.

Name	Number of Shares Awarded on January 20, 2016	Total Vesting on February 25, 2019	Accrued Dividends (1)
Clifford E. Marks	92,503	25,623	$62,521
Andrew J. England (2)	74,950	18,652	$45,511
Ralph E. Hardy (2)	21,279	4,015	$9,796

(1)	As a result of the level of achievement of the awards which vested on February 25, 2019, accrued dividends were paid in March 2019.

(2)
Mr. England and Mr. Hardy's employment ended prior to the vesting date and thus 7,614 and 6,786 of their awarded shares were forfeited upon separation from service and 48,684 and 10,478 were forfeited due to the Company's performance, respectively.

Stockholder Say-on-Pay Vote
In establishing and recommending 2019 compensation for the Company’s NEOs, our Compensation Committee considered the results of the say-on-pay vote at the 2018 Annual Meeting of Stockholders. At that meeting, our stockholders approved our executive compensation for the 2018 fiscal year with approximately 98% of the votes cast in favor. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. Our Compensation Committee considered the results of the advisory approval and as such, generally maintained the overall composition of executive compensation for the 2019 fiscal year.
Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee determines that doing so is in our best interests.
Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”
Definitions of Performance Measures Used in Incentive Plans for Fiscal 2018. Presented below are definitions of performance measures used in incentive plans. Our Compensation Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.
Adjusted OIBDA for Compensation Purposes
Adjusted OIBDA for Compensation Purposes used to measure achievement against performance bonus targets is a non-GAAP financial measure that differs from Adjusted OIBDA as defined in our Form 10-K. Adjusted OIBDA is a key metric used by management to measure the Company’s operating performance. OIBDA represents operating income plus depreciation and amortization expense. Adjusted OIBDA for Compensation Purposes subtracts out the revenue from advertising by NCM LLC’s founding members’ beverage supplier and barter revenue, net of barter expense, and adds back share-based compensation costs, CEO transition costs, fees incurred related to the negotiation of the settlement agreement with a large stockholder and the change in the make-good liability during 2018. The addition of the adjustment related to the negotiation of the settlement agreement was approved by the Compensation Committee in October 2018. While Adjusted OIBDA for Compensation Purposes is a measure used to calculate our Executive Performance Bonus awards, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. Adjusted OIBDA for Compensation Purposes has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA for Compensation Purposes differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies. The following table reconciles operating income to Adjusted OIBDA for Compensation Purposes (dollars in millions).

	FY 2018 Target	FY 2018 Actual
Operating income	$161.3	$154.3
Plus: Depreciation and amortization	38.7	39.9
OIBDA	200.0	194.2
Less: Founding member circuit beverage revenue	(29.1)	(31.4)
Plus: Share-based compensation costs	10.0	7.8
Plus: CEO transition costs	—	3.4
Plus: Fees incurred related to the settlement agreement with a large stockholder	—	1.4
Plus: Change in the make-good liability	(2.0)	2.4
Less: Barter revenue, net of barter expense	1.4	(0.9)
Adjusted OIBDA for compensation purposes	$180.3	$176.9
Adjusted Advertising Revenue
Adjusted Advertising Revenue used to determine achievement against performance bonus targets is a non-GAAP financial measure. Adjusted Advertising Revenue represents reported advertising revenue less founding member circuit beverage revenue and zero margin barter revenue, plus the change in the make-good liability during 2018. This non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue. The following table reconciles advertising revenue to Adjusted Advertising Revenue (dollars in millions).

	FY 2018 Target	FY 2018 Actual
Advertising revenue	$443.0	$441.4
Less: Founding member circuit beverage revenue	(29.1)	(31.4)
Less: Barter revenue	—	(5.8)
Plus: Change in the make-good liability	(2.0)	2.4
Adjusted Advertising Revenue	$411.9	$406.6

Free Cash Flow
Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRS targets have been achieved. Free Cash Flow represents Adjusted OIBDA for Compensation Purposes, described above, less capital expenditures. The following table reconciles operating income to Free Cash Flow (dollars in millions).

	2016-2018 3- Year Cumulative Ended December 27, 2018
	Target	Actual
Operating income	$600.7	$481.2
Plus: Depreciation and amortization	114.6	113.3
OIBDA	715.3	594.5
Less: Founding member circuit beverage revenue	(90.2)	(90.0)
Plus: Share-based compensation costs	56.1	37.2
Plus: CEO transition costs	3.0	7.6
Plus: Fees incurred related to the settlement agreement with a large stockholder	—	1.4
Plus: Early lease termination expense	—	1.8
Plus: Change in the make-good liability	—	4.6
Less: Barter revenue, net of barter expense	—	(0.4)
Plus: Restructuring expense	—	0.9
Less: Capital expenditures	(42.2)	(39.9)
Free Cash Flow – Actual	$642.0	$517.7

Other Policies
Adoption of Share Ownership Guidelines
The Company adopted the following share ownership guidelines for its executive officers and directors in January 2013:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of three times base salary or 140,000 shares
President and Executive Vice Presidents	Lesser of base salary or 20,000 shares
Non-Employee Directors	Lesser of three times annual Board cash retainer or 8,000 shares
Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy, or the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options. As of March 4, 2019, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.
Anti-Hedging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions with respect to Company stock.
Anti-Pledging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. To our knowledge, none of our officers or directors has pledged any of his or her shares in violation of Company policy.
Clawback Policy
We have adopted a “clawback” policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we may recover any incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the Board of Directors include such disclosure for the fiscal year ended December 27, 2018 in NCM, Inc.’s Annual Report on Form 10-K and proxy statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.
Mark B. Segall, Chairman
Andrew P. Glaze
Lawrence A. Goodman
David R. Haas
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

EXECUTIVE COMPENSATION TABLES
FISCAL 2018 SUMMARY COMPENSATION TABLE
The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Clifford E. Marks (5) Interim Chief Executive Officer and President	2018 2017 2016	$ $ $	875,497 858,330 841,500	$ $ $	— — —	$ $ $	1,052,614 2,360,408 2,314,122	$ $ $	806,333 503,196 741,041	$ $ $	28,509 12,331 6,236	$ $ $	2,762,953 3,734,265 3,902,899
Andrew J. England (6) Former Chief Executive Officer	2018 2017 2016	$ $ $	827,885 875,000 750,000	$ $ $	— — —	$ $ $	1,500,002 1,500,000 2,255,787	$ $ $	681,891 512,969 660,464	$ $ $	2,726,639 85,823 88,591	$ $ $	5,736,417 2,973,792 3,754,842
Katherine L. Scherping Chief Financial Officer	2018 2017 2016	$ $ $	408,000 408,000 160,000	$ $ $	— — —	$ $ $	318,404 714,000 396,843	$ $ $	281,826 179,393 116,393	$ $ $	14,946 10,748 4,049	$ $ $	1,023,176 1,312,141 677,285
Scott D. Felenstein (7) Chief Revenue Officer	2018		$506,667		$—		$396,000		$349,980		$8,650		$1,261,297
Sarah Kinnick Hilty (8) SVP and General Counsel	2018		$310,000		$25,000		$281,652		$136,740		$2,378		$755,770
Ralph E. Hardy (9) Former EVP and General Counsel	2018 2017 2016	$ $ $	95,468 310,271 304,187	$ $ $	— — —	$ $ $	— 542,968 532,330	$ $ $	— 136,422 200,905	$ $ $	349,041 11,647 7,098	$ $ $	444,509 1,001,308 1,044,520

(1)	This amount represents a one time sign on bonus of $25,000 made pursuant to her Employment Agreement within 30 days after the commencement of her employment on February 12, 2018.

(2)
The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 27, 2018, filed on February 22, 2019. Certain of the stock awards granted in 2018, 2017 and 2016 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow”, “2019 Digital Revenue” (for the 2017 awards only) and "2020 Digital Revenue" (for the 2018 awards only) at the end of the three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant and do not include an estimate of performance. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentives” section of our CD&A. The table below includes the maximum amounts payable for awards granted during fiscal 2018 assuming the highest level of performance is achieved:

Stock Awards
Name	Grant Date	Maximum Number of Shares Scheduled to Vest	Maximum Grant Date Fair Value (a)
Clifford E. Marks	1/24/2018	219,295	$1,447,344
Andrew J. England (b)	1/24/2018	276,989	$1,828,130
Katherine L. Scherping	1/24/2018	66,334	$437,806
Scott D. Felenstein	1/24/2018	78,750	$519,750
Sarah Kinnick Hilty	2/12/2018	45,401	$313,723
Ralph E. Hardy	—	—	$—

(a)
The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (162.5% for 2018 grants) for the performance-based restricted stock grants. The time-based restricted stock grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.

(b)	The amount listed as scheduled to vest represents Mr. England's shares prior to his termination on November, 2, 2018. Following his separation from service, 207,987 of the shares were forfeited.

(3)
Our Compensation Committee approved fiscal 2018 performance bonuses for the NEOs on February 19, 2019, and the bonuses were paid on February 26, 2019. See further discussion in the “Annual Cash Incentive” section of our CD&A.

(4)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2018 Summary Compensation Table above for fiscal 2018.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Misc.		Total All Other Compensation
Clifford E. Marks	2018	$4,981	$3,334	$925	$19,269	(d)	$28,509
Andrew J. England	2018	$6,600	$1,635	$851	$2,717,553	(d,e)	$2,726,639
Katherine L. Scherping	2018	$6,600	$1,705	$925	$5,716	(d)	$14,946
Scott D. Felenstein	2018	$6,600	$1,162	$888	$—		$8,650
Sarah Kinnick Hilty	2018	$1,443	$306	$629	$—		$2,378
Ralph E. Hardy	2018	$2,291	$763	$185	$345,802	(f)	$349,041

(a)
Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) plan. Eligible employees, including the NEOs, are eligible for a discretionary contribution under the 401(k) plan on base pay up to IRS limits.

(b)	Represents imputed income for term life insurance coverage.

(c)	Represents imputed income for long-term and short-term disability insurance coverage.

(d)
Represents business-related awards, gifts and prizes and taxable fringe benefits for Messrs. Marks and England and Ms. Scherping. The majority of these expenses, $17,101, $15,229, and $5,716, respectively, relate to airline club membership dues.

(e)
Includes the following payments made pursuant to Mr. England's Separation Agreement: (1) a lump-sum severance payment of $2,625,000 made on January 2, 2019, (2) $53,356 to be paid ratably over the eighteen months following Mr. England's separation from service for COBRA coverage under the Company's group health and dental plans, grossed up by 50% to take into account additional taxes that would be owed by Mr. England and (3) $23,278 for reimbursement of Mr. England's legal expenses incurred in conjunction with the negotiation of his Separation Agreement made on December 5, 2018.

(f)
Includes $310,271 made pursuant to his Separation, General Release and Consulting Agreement ratably over 2018 following Mr. Hardy’s termination of employment on March 1, 2018 and a lump-sum payment of $35,531 made pursuant to Mr. Hardy’s Separation, General Release and Consulting Agreement, for the pre-tax amount the Company would have paid to the providers of medical, health and life insurance plans for 12-months of Mr. Hardy’s coverage thereunder, grossed up by 35% to take into account additional taxes that would be owed by Mr. Hardy.

(5)
Mr. Marks was appointed the Interim Chief Executive Officer and President by the Board effective November 2018, before which time Mr. Marks served as President of the Company since 2016 and a member of the Company's leadership team since 2002. Mr. Marks did not receive any additional compensation upon assuming the role of Interim CEO.

(6)	Mr. England was employed through November 2018.

(7)	Mr. Felenstein has been employed since April 2017 and was named an executive officer of the Company in March 2018.

(8)	Ms. Hilty has been employed since February 2018.

(9)	Mr. Hardy was employed through March 2018.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS
The following table shows the awards granted to our NEOs for our 2018 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clifford E. Marks	N/A 1/24/2018 1/24/2018	218,874 — —	875,497 — —	1,313,246 — —	— 23,923 —	— 95,692 —	— 155,500 —	— — 63,795	$ $	— 631,567 421,047
Andrew J. England	N/A 1/24/2018 1/24/2018	218,750 — —	875,000 — —	1,312,500 — —	— 42,614 —	— 170,455 —	— 276,989 —	— — 56,818	$ $	— 1,125,003 374,999
Katherine L. Scherping	N/A 1/24/2018 1/24/2018	76,500 — —	306,000 — —	459,000 — —	— 7,237 —	— 28,946 —	— 47,037 —	— — 19,297	$ $	— 191,044 127,360
Scott D. Felenstein	N/A 1/24/2018 1/24/2018	95,000 — —	380,000 — —	570,000 — —	— 7,500 —	— 30,000 —	— 48,750 —	— — 30,000	$ $	— 198,000 198,000
Sarah Kinnick Hilty	N/A 2/12/2018 2/12/2018	38,750 — —	155,000 — —	232,500 — —	— 1,857 —	— 7,426 —	— 12,067 —	— — 33,334	$ $	— 51,314 230,338
Ralph E. Hardy	—	—	—	—	—	—	—	—		—

(1)
Amounts represent potential cash bonus amounts if targets are achieved for 2018 performance for each NEO. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.

(2)
Represents performance-based restricted stock grants made in 2018 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”

(3)
Grant date fair value of stock awards was calculated in accordance with GAAP. Some of the 2018 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” and “2020 Digital Revenue” targets at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded.

Non-Equity Incentive Plan Awards
Refer to our Summary Compensation Table for the actual payouts for fiscal 2018. Additional information about these awards and our actual performance is included in our CD&A, “Annual Cash Incentive.”
Equity Incentive Plan Awards
During fiscal 2018, each of our active NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 27, 2018

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Clifford E. Marks	182,964	—	$17.79	1/13/2021	—		—	—	—
	38,543	—	$23.28	9/7/2021	—		—	—	—
	40,659	—	$12.73	1/12/2022	—		—	—	—
	—	—	—	—	—		—	92,503	$582,769
	—	—	—	—	20,557	(4)	$129,509	—	—
	—	—	—	—	—		—	95,692	$602,860
	—	—	—	—	42,530	(5)	$267,939	—	—
	—	—	—	—	—		—	95,692	$602,860
	—	—	—	—	63,795	(6)	$401,909	—	—
Andrew J. England	—	—	—	—	—		—	67,336	$424,217
	—	—	—	—	—		—	43,820	$276,066
	—	—	—	—	—		—	42,463	$267,517
Katherine L. Scherping	—	—	—	—	8,485	(7)	$53,456	—	—
	—	—	—	—	—		—	28,946	$182,360
	—	—	—	—	12,865	(6)	$81,050	—	—
	—	—	—	—	—		—	28,946	$182,360
	—	—	—	—	19,297	(5)	$121,571	—	—
Scott D. Felenstein	—	—	—	—	—		—	20,887	$131,588
	—	—	—	—	23,208	(8)	$146,210	—	—
	—	—	—	—	—		—	30,000	$189,000
	—	—	—	—	30,000	(6)	$189,000	—	—
Sarah Kinnick Hilty	—	—	—	—	—		—	7,426	$46,784
	—	—	—	—	33,334	(9)	$210,004	—	—
Ralph E. Hardy	22,143	—	$8.93	2/29/2020	—		—	—	—
	19,745	—	$17.79	2/29/2020	—		—	—	—
	13,163	—	$12.73	2/29/2020	—		—	—	—
	—	—	—	—	—		—	14,493	$91,306
	—	—	—	—	—		—	7,902	$49,783

(1)
Options generally expire 90 days from the term date if the NEO terminates employment. Pursuant to Mr. Hardy’s Separation, General Release and Consulting Agreement, his outstanding stock options expire at the end of his two-year consulting term, February 29, 2020, if he performs consulting services under the agreement.

(2)	Amounts are based on the closing stock price, $6.30 per share, on December 27, 2018 based on the target level of performance.

(3)
The restricted stock awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period for the 2016 grants and a combination of the actual cumulative "Free Cash Flow" and "Digital Revenue" for the 2017 and 2018 grants. Refer to CD&A for discussion of cumulative Free Cash Flow and Digital Revenue.

(4)	The restricted stock vests 33.33% per year commencing on January 20, 2017, subject to continuous service.

(5)	The restricted stock vests 33.33% per year commencing on January 19, 2018, subject to continuous service.

(6)	The restricted stock vests 33.33% per year commencing on January 24, 2019, subject to continuous service.

(7)	The restricted stock vests 33.33% per year commencing on August 11, 2017, subject to continuous service.

(8)	The restricted stock vests 33.33% per year commencing on April 24, 2018, subject to continuous service.

(9)	The restricted stock vests 33.33% per year commencing on February 12, 2019, subject to continuous service.

See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2018
The following table shows information regarding the vesting during fiscal 2018 of restricted stock awards previously granted to our NEOs. No options were exercised by any NEOs during fiscal 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifford E. Marks	144,177	$1,038,864
Andrew J. England	95,969	$763,843
Katherine L. Scherping	14,917	$115,674
Scott D. Felenstein	11,604	$66,723
Sarah Kinnick Hilty	—	—
Ralph E. Hardy	45,888	$334,794

(1)	Amounts are based on the closing stock price on the date realized.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons. Descriptions of the separation arrangements for Messrs. England and Hardy are discussed below under “Employment Agreements.”
The following table assumes the executive’s employment was terminated under each of these circumstances on December 27, 2018 and such payments and benefits have an estimated value of:

	Cash Severance (1) (2)	Medical Insurance (3)	Term Life Insurance (3)		Disability Insurance (3)		401(k) Employer Contribution (3)	Value of Accelerated Equity Awards (4)	Total
Clifford E. Marks (a)
Without Cause or For Good Reason or Expiration of Agreement	$1,378,693	$22,043	$3,334		$925		$4,981	$1,677,866	$3,087,842
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—		—		—	$2,587,845	$2,587,845
Death	—	$22,043	—		—		—	$1,677,866	$1,699,909
Disability*	$437,749	$22,043	$3,334		$925		—	$1,677,866	$2,141,917
Katherine L. Scherping (b)
Without Cause or For Good Reason or Expiration of Agreement	$714,000	$20,124	—		—		—	$355,730	$1,089,854
Without Cause or For Good Reason one year following a Change of Control	$714,000	$20,124	—		—		—	$620,796	$1,354,920
Death	—	$20,124	—		—		—	$355,730	$375,854
Disability*	$204,000	$20,124	1,705		629		—	$355,730	$582,188
Scott D. Felenstein (b)
Without Cause or For Good Reason or Expiration of Agreement	$886,667	—	—		—		—	$389,617	$1,276,284
Without Cause or For Good Reason one year following a Change of Control	$886,667	—	—		—		—	$728,904	$1,615,571
Death	—	—	—		—		—	$389,617	$389,617
Disability*	$253,334	—	$395		$888		—	$389,617	$644,234
Sarah Kinnick Hilty (b)
Without Cause or For Good Reason or Expiration of Agreement	$465,000	—	—	—	—	—	—	$157,739	$622,739
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$465,000	—	—		—		—	$256,788	$721,788
Death	—	—	—		—		—	$157,739	$157,739
Disability*	$155,000	—	$171		$629		—	$157,739	$313,539

*	Net of amounts offset by disability insurance payments

(1)
If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the NEO's employment agreement, or his or her agreement is not renewed on substantially equal terms, he or she will be entitled to severance for the period specified in his or her respective employment agreement. If the NEO’s employment terminates due to his or her death, his or her beneficiaries will receive his or her base salary paid through the end of the month of his or her death. If the NEO terminates employment on account of his or her disability, in exchange for a release of claims against the Company, he or she will be entitled to his or her base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.

(a)	Mr. Marks's severance represents base salary paid over 12 months based on his base salary in effect on January 24, 2018, plus an amount equal to the most recent annual bonus awarded to him.

(b)
Mr. Felenstein's and Mses. Scherping's and Hilty's severance represents an amount equal to 100% of his/her base salary, plus 100% of his/her target bonus based on his/her base salary in effect on January 24, 2018 paid over 12 months.

(2)
If the employment of Mr. Felenstein or Mses. Scherping or Hilty is terminated by NCM, Inc. for any reason, the respective NEO is entitled to any annual, long-term or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation. If the employment of Mr. Marks is terminated by NCM, Inc. for any reason, then Mr. Marks is entitled to any annual, long-term or other incentive award that is payable but not yet paid.

(3)
If the employment of a NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or he or she resigns for good reason, as defined in the NEO's employment agreement, the NEO is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each NEO with respect to all employee benefit plans or programs that such NEO was participating in on the date of termination of employment, for a specified period. If the NEO terminates employment on account of death or disability, the NEO or his or her beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA.

(a)	Amount for Mr. Marks represents an amount equal to 100% of the premium costs for a 12-month period.

(b)	Amount for Mr. Felenstein and Mses. Scherping and Hilty represent an amount equal to 100% of the premium costs for a 12-month period.

(4)
Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Further, Mr. Felenstein and Mses. Scherping and Hilty will vest in full, to the extent issued and outstanding but unvested shares of their initial equity grants upon an involuntary termination without cause, for good reason, or expiration of the agreement, and in the case of Mses. Scherping and Hilty in the event of their death or disability. Pursuant to the restricted stock agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a prorated amount of shares of TBRS and PBRS equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRS and upon the achievement of performance conditions in the case of PBRS. Amounts are based on the closing stock price, $6.30 per share, on December 27, 2018.

EMPLOYMENT AGREEMENTS
The following provides a discussion of the employment agreements among NCM, Inc. and our NEOs. Mr. Hardy resigned on March 1, 2018, after vacating his role of Executive Vice President and General Counsel on February 12, 2018, and his consulting agreement that became effective upon his resignation is described below. Mr. England stepped down on November 2, 2018 and his separation agreement that became effective upon his separation from service is described below. Our Compensation Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.
Clifford E. Marks
Mr. Marks’s employment agreement provides that he will serve as the President of Sales & Marketing of NCM, Inc. Mr. Marks was promoted to President in May 2016. Effective November 5, 2018, the Board appointed Mr. Marks to serve as Interim Chief Executive Officer, in addition to his role as President, until the election by the Board of a permanent Chief Executive Officer. Mr. Marks's employment agreement is effective May 8, 2015 through December 31, 2019, its automatic renewal date, and will continue to be automatically renewed for one year on each December 31 unless notice of termination is given by either party. Under this agreement, our Compensation Committee set Mr. Marks’s base salary at $875,497 and $889,007 effective January 2018 and January 2019 respectively. Our Compensation Committee will review Mr. Marks’s salary at least annually. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Marks has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law. If Mr. Marks’s employment is involuntarily terminated by the Company, he will receive his base salary for 12 months at the rate in effect on the date of his termination, plus an amount equal to the most recent annual bonus awarded to him under the employment agreement. For up to 12 months following any such termination of employment, Mr. Marks shall be entitled to continue to participate in all employee benefits or programs in which he was participating as of the date of termination.
Andrew J. England
Mr. England’s employment agreement which ended effective November 2, 2018, provided for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set

Mr. England’s base salary at $875,000 effective January 2017 and January 2018. In addition to base salary, Mr. England was eligible to receive an annual bonus based upon attainment of performance goals determined by our Compensation Committee at a target of 100% of base salary and long-term incentive awards, with a grant date fair market value of at least $1,500,000 per annum, if certain achievement goals were attained as determined by our Compensation Committee. Mr. England also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $750,000 that vests in three equal installments on each of the first three anniversaries of the grant date and is subject to accelerated vesting upon an involuntary termination.
Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. England agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. England also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
On November 15, 2018, the Company entered into a separation agreement with Mr. England pursuant to which he was paid a cash severance of $2,625,000 on January 2, 2019. The Company also paid Mr. England his annual cash bonus for 2018, prorated for the portion of the performance period served and based on actual achievement of performance targets, in the amount of $681,891 on February 26, 2019, the same time as annual cash bonuses were paid to senior management. Additionally, Mr. England received a prorated portion of his equity incentive awards calculated as of November 2, 2018, with the exception of his January 1, 2016 sign on grant which vested in full in accordance with the terms of his employment agreement. Lastly, for up to 18 months following the end of his employment, the Company will pay Mr. England an amount equal to 150% of the monthly premium paid by Mr. England for COBRA coverage under the Company’s group health and dental plans. This amount of cash and equity awards are included within the payments and other benefits to which he was entitled to receive under his employment agreement upon termination without cause. The Company also agreed to reimburse Mr. England up to $25,000 for the costs and expenses incurred by him with respect to legal representation in respect of the separation agreement.
Katherine L. Scherping
Ms. Scherping’s employment agreement provides that she will serve as Chief Financial Officer of NCM, Inc. The original employment agreement was effective August 11, 2016 and expired on December 31, 2018, at which time a new amended and restated employment agreement was effective January 1, 2019 through December 31, 2019. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Ms. Scherping’s base salary at $408,000 and $458,000 effective January 2018 and January 2019, respectively. In addition to base salary, Ms. Scherping is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 75% of base salary and long-term incentive awards as determined by the Board. Ms. Scherping also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $400,000 that vests in three equal installments on each of the first three anniversaries of the grant date.
If Ms. Scherping’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. In addition, Ms. Scherping will vest in full in any unvested shares in her initial sign-on equity grant. If Ms. Scherping’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period, and Ms. Scherping will vest in full in any unvested shares of her initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Ms. Scherping an amount equal to 100% of the monthly premium paid by Ms. Scherping for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during her employment and for a one-year period following employment, Ms. Scherping has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Ms. Scherping has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.
Scott D. Felenstein
Mr. Felenstein’s employment agreement provides that he will serve as Chief Revenue Officer of NCM, Inc. The employment agreement is effective April 24, 2017 and shall expire on the earlier of (i) April 30, 2020 or (ii) the termination of

Mr. Felenstein's employment under the agreement. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. Felenstein’s base salary at $506,667 and $513,760 effective January 2018 and January 2019, respectively. In addition to base salary, Mr. Felenstein is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 75% of base salary and long-term incentive awards as determined by the Board. Mr. Felenstein also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $175,000 that vests in three equal installments on each of the first three anniversaries of the grant date.
If Mr. Felenstein’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. In addition, Mr. Felenstein will vest in full in any unvested shares in his initial sign-on equity grant. If Mr. Felenstein’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period, and Mr. Felenstein will vest in full in any unvested shares of his initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Mr. Felenstein an amount equal to 100% of the monthly premium paid by Mr. Felenstein for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Felenstein has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Felenstein has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
Sarah Kinnick Hilty
Ms. Hilty’s employment agreement provides that she will serve as General Counsel of NCM, Inc. The employment agreement is effective February 12, 2018 and shall expire on the earlier of (i) December 31, 2020 or (ii) the termination of Ms. Hilty's employment under the agreement. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Ms. Hilty’s base salary at $310,000 and $360,000 effective January 2018 and January 2019, respectively. In addition to base salary, Ms. Hilty is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 50% of base salary and long-term incentive awards as determined by the Board. For fiscal 2018, Ms. Hilty’s cash bonus was prorated for the period between February 12, 2018 and December 31, 2018 and the full bonus amount for the prorated period was guaranteed. Ms. Hilty also received a one-time, time-based restricted share award granted effective on the commencement of employment, with a grant date fair market value equal to $75,000 that vests in three equal installments on each of the first three anniversaries of the grant date and a one-time sign-on cash bonus in the amount of $25,000.
If Ms. Hilty’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination she will receive an amount equal to 100% of her annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. In addition, Ms. Hilty will vest in full in any unvested shares in her initial sign-on equity grant. If Ms. Hilty’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination she will receive a lump sum cash payment in an amount equal to 100% of her annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period, and Ms. Hilty will vest in full in any unvested shares of her initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Ms. Hilty an amount equal to 100% of the monthly premium paid by Ms. Hilty for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during her employment and for a one-year period following employment, Ms. Hilty has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Ms. Hilty has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out her duties under the agreement or as required by law.
Ralph E. Hardy
Mr. Hardy’s employment agreement which terminated effective March 1, 2018, provided for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. Hardy’s base salary at $310,271 effective January 2017 and January 2018. In addition to base salary, Mr. Hardy was eligible to receive an annual bonus determined by our Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
On November 6, 2017, the Company entered into a separation, general release and consulting agreement with Mr. Hardy pursuant to which he was paid a cash severance of $310,271 over the twelve months following his retirement from the Company. As outlined within the separation agreement, his severance package also included a lump sum payment equal to his performance bonus earned for the 2017 calendar year, and a prorated portion of his equity incentive awards calculated as of March 1, 2018. Further, the Company paid Mr. Hardy a lump sum cash payment representing the full cost of COBRA premiums for COBRA eligible benefit plans for a twelve-month period based on 2018 rates. For those plans which are not COBRA eligible, the Company paid Mr. Hardy a lump sum payment equal to the sum of (a) the pre-tax amount that the Company would have paid to the providers of such plans or programs for twelve months, grossed up by 35% to take into account the additional taxes that would have been owed by Mr. Hardy, plus (b) the pre-tax amount that the Company would have paid to Mr. Hardy’s account as an employer matching contribution under the Company’s 401(k) plan for twelve months, grossed up by 35% to take into account the additional taxes that would have been owed by Mr. Hardy. This amount of cash is included within the payments and other benefits to which he was entitled to receive under his employment agreement upon termination without cause.

Pursuant to the separation, general release and consulting agreement, Mr. Hardy will also provide consulting services through February 29, 2020. In exchange for these services, in addition to the other consideration provided in his separation agreement, Mr. Hardy is permitted to exercise any vested stock options granted in 2009, 2011 and 2012 through the earlier of the expiration date of such stock options or the end of his consulting term. Mr. Hardy is also entitled to reimbursement for his reasonable, documented out-of-pocket business expenses incurred in connection with the services to be provided by him during the consulting term.

NON-EMPLOYEE DIRECTOR COMPENSATION
Non-Employee Directors
For our 2018 fiscal year, our directors who were not our employees, employees of our founding members, or employees of Standard General (“non-employee directors”) received annual cash retainers and meeting fees as follows.

$75,000 per annum	Retainer for non-employee director
$50,000 - $150,000 per annum	Additional retainer for serving as Non-Employee Chairman (see discussion below)
$25,000 per annum	Additional retainer for serving as Chairman of the Audit Committee
$19,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee
$11,000 per annum	Additional retainer for serving as Chairman of the Nominating and Governance Committee
$13,000 per annum	Additional retainer for serving as a member of the Audit Committee
$12,500 per annum	Additional retainer for serving as a member of the Compensation Committee
$5,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of a special committee
Non-Employee Chairman Cash Retainers - Mr. Schneider was the Company’s Non-Employee Chairman until July 31, 2018 for which he received a cash retainer of $50,000. On August 1, 2018, Mr. Lesinski was named the new Non-Employee Chairman and received the new Non-Employee Chairman cash retainer of $150,000, prorated from his appointment, through the end of the Company’s fiscal year, or $60,989. This compensation for Mr. Lesinksi was reviewed by the Nominating and Governance Committee, with the assistance of ClearBridge, and approved by the Board.
Following the departure of the Company's CEO on November 2, 2018, Mr. Lesinski assumed additional responsibilities during the CEO transition period such as supporting the Interim CEO who does not have experience running a public company and leading the search committee to identify a permanent CEO. As compensation for his expanded role and responsibilities, the Board, upon recommendation of the Nominating and Governance Committee, awarded him additional cash payments of $40,000 per month from November 2018 through the end of March 2019. This compensation has been reviewed by

ClearBridge and is deemed within the competitive range for comparable roles. This additional compensation will be reevaluated by the Nominating and Governance Committee at the end of March 2019 based upon the status of the CEO search.
Restricted Stock Units - Non-employee directors serving on the Board as of the annual grant date of January 24, 2018, other than our Non-Employee Chairman, received a grant of 16,667 restricted stock units at $6.60 per share. The restricted stock units vested on February 24, 2019 and had a value of $7.93 per share based on the closing price of the Company’s common stock on the trading day preceding the vesting date. The restricted stock units were settled in shares of the Company’s common stock. As Mr. Segall was appointed to the Board after the annual grant date, he received a grant with an equivalent value, $110,000, but based on the stock price on the date of grant or 17,628 restricted stock units at $6.24 per share on March 13, 2018. These restricted stock units are scheduled to vest on April 13, 2019. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.
Mr. Schneider, the former Non-Employee Chairman received a grant of 16,667 restricted stock units at $6.24 per share on March 13, 2018. The restricted stock units would have vested on February 24, 2019, however, Mr. Schneider retired from the Board effective July 31, 2018 and his restricted stock units were forfeited.
In connection with his appointment as Non-Employee Chairman on August 1, 2018, Mr. Lesinski was awarded a grant of restricted stock units with a value equal to $150,000, prorated from his appointment date through the end of the Company’s fiscal year, or 6,986 restricted stock units at $8.73 per share on October 30, 2018. These restricted stock units are scheduled to vest on November 30, 2019.
We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.

2019 Non-Employee Director Compensation - In October 2018, our Nominating and Governance Committee considered 2019 compensation for non-employee directors and recommended no change to the value of restricted stock unit grants and the following changes to non-employee directors retainers and fees: (1) an increase in the non-employee director annual cash retainer to $90,000 and (2) an increase in the Nominating and Governance Committee chair and member fees to $15,000 and $10,000, respectively. The non-employee directors received a grant of 16,081 restricted stock units at $6.84 per share on January 23, 2019. The Chairman received a grant of 38,011 restricted stock units at $6.84 per share on January 23, 2019. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 23, 2020, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.
Employee Directors
Our employees, employees of our founding members, and employees of Standard General who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2018 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation		Total
Lawrence A. Goodman	$100,173	$110,002	$—		$210,175
David R. Haas	$117,750	$110,002	$—		$227,752
Stephen L. Lanning	$31,000	$110,002	$—		$141,002
Thomas F. Lesinski	$247,989	$170,990	$—		$418,979
Paula Williams Madison	$50,062	$110,002	$110,000	(3)	$270,064
Scott N. Schneider	$135,731	$104,002	$—		$239,733
Mark B. Segall	$70,377	$109,999	$—		$180,376

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2018 Director Compensation Table above.

Name	Annual Retainer		Committee Chair Retainer		Member Retainer		Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$75,000		$4,442	(a)	$15,481	(a)	$5,250	$100,173
David R. Haas	$75,000		$25,000		$12,500		$5,250	$117,750
Stephen L. Lanning	$25,000	(a)	$—		$6,000	(a)	$—	$6,000
Thomas F. Lesinski	$215,989	(b)	$19,000		$13,000		$—	$247,989
Paula Williams Madison	$38,118		$5,591	(a)	$6,353	(a)	$—	$50,062
Scott N. Schneider	$125,000		$—		$10,731	(a)	$—	$135,731
Mark B. Segall	$60,081	(a)	$3,027	(a)	$7,269	(a)	$—	$70,377

(a)	These payments have been prorated for the portion of the fiscal year the individual served the respective position.
(b)
This payment represents the total of the retainer for a non-employee director of $75,000, the prorated portion of the annual Non-Employee Chairman cash retainer of $150,000, or $60,989, and two additional cash payments of $40,000 each.

(2)
The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 27, 2018, filed on February 22, 2019. The grant date fair value of the awards was $6.60 per share, except for Mr. Schneider's and Mr. Segall's awards which had grant date fair values of $6.24 and Mr. Lesinski's chairman award which had a grant date fair value of $8.73.

(3)	This cash payment was made upon the forfeiture of Ms. Williams Madison's 2018 restricted stock unit grant upon her resignation from the Board of Directors in July of 2018.
The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2018 Director Compensation Table above and outstanding stock awards at December 27, 2018.

	Fiscal 2018 Grants			Outstanding Equity Awards at December 27, 2018
Name	Grant Date	Number of RSUs	Grant Date Fair Value of Stock Awards (a)	Number of RSUs That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/24/2018	16,667	$110,002	16,667		$105,002
David R. Haas	1/24/2018	16,667	$110,002	16,667		$105,002
Stephen L. Lanning	1/24/2018	16,667	$110,002	16,667		$105,002
Thomas F. Lesinski	1/24/2018	16,667	$110,002	16,667		$105,002
Thomas F. Lesinski	10/30/2018	6,986	$60,988	6,986		$44,012
Paula Williams Madison	1/24/2018	16,667	$110,002	—	(c)	$—
Scott N. Schneider	3/13/2018	16,667	$104,002	—	(c)	$—
Mark B. Segall	3/13/2018	17,628	$109,999	17,628		$111,056

(a)
Calculated in accordance with ASC Topic 718 as described in footnote (1) to the Fiscal 2018 Director Compensation Table above and based on a stock price of $6.60, except for Mr. Segall's award which is based on a stock price of $6.24 and Mr. Lesinski's chairman award which is based on a stock price of $8.73.

(b)	Amounts are based on the closing stock price, $6.30 per share, on December 27, 2018.

(c)	These restricted stock unit awards were forfeited upon the director's resignation from the Board of Directors.

CEO PAY RATIO

The CEO’s 2018 total annual compensation of $3,138,769 is approximately 36 times the median employee’s 2018 total annual compensation of $87,100. The CEO's 2018 total annual compensation was based on Mr. England's 2018 compensation through the date of his separation from service, excluding his severance payment, and Mr. Marks's 2018 compensation prorated for the remainder of the year. In accordance with the SEC’s disclosure rules, we utilized a median employee identified from our 2017 analysis in our 2018 compensation ratio calculation. We do not believe there were any changes in our employee population or compensation arrangements in 2018 that would significantly impact our compensation ratio disclosure. The median employee was selected utilizing 2017 taxable wages excluding the CEO, and the total annual compensation for this employee was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table, utilizing data as of December 27, 2018. The analysis included employees who were employed by NCM LLC as of December 28, 2017, full-time and part-time workers. Compensation information for employees hired during 2017 was annualized and included within the median employee analysis.

	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
CEO	$875,075	$—	$1,432,214	$—	$805,944	$25,536		$3,138,769
Median Employee	$81,004	$—	$—	$—	$3,728	$2,368	(a)	$87,100

(a)	Represents imputed income for term life insurance coverage and imputed income for long-term and short-term disability insurance coverage.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 27, 2018, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,560,994	(1)	$16.45	(2)	2,812,787	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,560,994		$16.45		2,812,787

(1)
Includes 1,950,750 stock option grants; 74,615 restricted stock units; 179,458, 178,512, and 177,659 for additional shares for the 2018, 2017, and 2016 performance-based restricted stock grants, respectively, that may be issued assuming the highest level of performance is achieved (162.5% for 2017 and 2018 and 150% for 2016). Actual results could vary from estimates, especially in the later years included in the three-year projections.

(2)	Restricted stock awards are excluded as there is no exercise price for these awards.

(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.
The Equity Incentive Plan was approved by our stockholders on April 28, 2016.

PROPOSAL NO. 2:
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.
Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2018 approximately 53% of total compensation, assuming 100% achievement of targets, and approximately 52% of total compensation, based upon actual 2018 performance bonuses paid), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance Alignment”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation Committee. Our Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.
Because your approval is advisory, it will not be binding on either our Board of Directors or the Company. However, our Compensation Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.
Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”
Vote Required
Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT AUDITORS
A resolution will be presented at the Annual Meeting to ratify the appointment by our Audit Committee of the firm Deloitte & Touche LLP as independent auditors to audit our financial statements for the 2019 fiscal year ending December 26, 2019 and to perform other approved accounting services.
Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.
Fees Paid to Independent Auditors
We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2018 and 2017, the following amounts:

	2018	2017
Audit Fees (1)	$1,036,347	$1,093,615
Audit Related Fees (2)	—	30,000
Total Audit and Related Fees	1,036,347	1,123,615
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,036,347	$1,123,615

(1)
In 2018, audit fees included $20,000 of fees for issuance of consents in connection with a registration statement filing. In 2017, audit fees included $102,500 of fees for the issuance of consents and comfort letters in connection with registration statement filings.

(2)
In 2017, audit related fees consisted of $20,000 for the assistance with debt offerings and periodic filings for NCM LLC’s founding members, which was reimbursed to NCM LLC by the founding members and $10,000 due to other audit related services.

Pre-Approval Policies and Procedures
All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.

Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve Proposal No. 3.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal No. 3.

AUDIT COMMITTEE REPORT
The charter of our Audit Committee specifies that the purpose of the Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.
As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 27, 2018 with management and discussed those matters required by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB), as well as all other matters required to be discussed with Deloitte & Touche LLP, our independent registered public accounting firm. Our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.
Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended December 27, 2018 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
David R. Haas, Chairman
Thomas F. Lesinski
Mark Segall

VOTING SECURITIES AND PRINCIPAL HOLDERS
Beneficial Ownership
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 4, 2019, the percentage of beneficial ownership for NCM, Inc. is based on 78,960,633 shares of common stock outstanding (including unvested restricted stock). Unless indicated below, the address of each individual listed below is 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2019, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers (“NEOs”);

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Regal Entertainment Group and Affiliates (“Regal”) (2)	—	41,142,178	34.3%
Cinemark Holdings, Inc. and Affiliates (“Cinemark”) (3)	—	39,518,644	33.4%
Standard General L.P. (4)	15,356,390	—	19.4%
ArrowMark Colorado Holdings LLC (5)	9,723,427	—	12.3%
The Vanguard Group, Inc. and Affiliates (6)	6,184,974	—	7.8%
BlackRock, Inc. (7)	5,271,174	—	6.7%
Directors and Executive Officers
Clifford E. Marks (8)	838,991	—	1.1%
Andrew J. England (9)	186,833	—	*
Katherine L. Scherping	170,184	—	*
Scott D. Felenstein	166,276	—	*
Sarah Kinnick Hilty	71,951		*
Ralph E. Hardy (10)	167,216	—	*
Andrew P. Glaze	—	—	*
Lawrence A. Goodman	67,332	—	*
David R. Haas	83,912	—	*
Kurt C. Hall (11)	1,702,338		2.1%
Thomas F. Lesinski	38,895	—	*
Lee Roy Mitchell	—	—	*
Mark B. Segall	—	—	*
Renana Teperberg	—	—	*
All current directors and executive officers as a group (12 persons) (12)	3,139,879	—	3.9%

*	Less than one percent

(1)
NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC were to choose to redeem all of its NCM LLC common membership units and we elected, as of March 4, 2019 to issue shares of NCM, Inc. common stock in redemption of all of the units, Regal would receive 41,142,178 shares of NCM, Inc. common stock and

Cinemark would receive 39,518,644 shares of NCM, Inc. common stock. These share amounts would represent 25.8%, and 24.8%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units held by these NCM LLC members are converted into our common stock.

(2)
Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corporation, Regal Cinemas, Inc., Regal CineMedia Holdings, LLC and Regal CineMedia Corporation at 101 East Blount Avenue, Knoxville, Tennessee 37920 and Cineworld Group plc at 8th Floor, Vantage London, Great West Road, Brentford, United Kingdom TW8 9AG. Represents beneficial ownership as of June 18, 2018 based on the Schedule 13D/A filed on June 21, 2018.

(3)
Includes Cinemark Holdings, Inc., Cinemark USA Inc. and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of June 18, 2018 based on the Schedule 13D/A filed on June 25, 2018.

(4)
The address of this stockholder is 767 Fifth Avenue, 12th Floor, New York, New York 10153. Represents beneficial ownership as of November 13, 2018 based on the Statement of Changes in Beneficial Ownership filed on Form 4 filed on November 13, 2018. Includes 35,000 shares of NCM, Inc. common stock owned directly by a wholly-owned subsidiary of Standard Diversified Inc., of which the stockholder may be deemed to a beneficial owner as a result of its beneficial ownership of securities of Standard Diversified Inc.

(5)
The address of this stockholder is 100 Fillmore Street, Suite 325, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2018 based on the Schedule 13G/A filed on February 14, 2019.

(6)
Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of these stockholders is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. Represents beneficial ownership as of December 31, 2018 based on the Schedule 13G/A filed on February 11, 2019. These stockholders reported sole voting power over 77,481 shares of NCM, Inc. common stock, sole dispositive power over 6,115,266 shares of NCM, Inc. common stock, shared voting power over 4,510 shares of NCM, Inc. common stock and shared dispositive power for 69,708 shares of NCM, Inc. common stock.

(7)
The address of this stockholder is 55 East 52nd Street, New York, New York 10055. Represents beneficial ownership as of December 31, 2018 based on the Schedule 13G/A filed on February 6, 2019. The stockholder reported sole voting power over 5,081,169 shares of NCM, Inc. common stock, sole dispositive power over 5,271,174 shares of NCM, Inc. common stock, and no shared voting power or shared dispositive power over any shares of NCM, Inc. common stock.

(8)	Includes 262,166 stock options that were vested and exercisable within 60 days of March 4, 2019.

(9)
Mr. England served as our Chief Executive Officer until November 2, 2018. While he was a named executive officer for the fiscal year ended December 27, 2018, he is no longer an officer or employee of the Company.

(10)
Mr. Hardy served as our Executive Vice President, General Counsel and Secretary until February 12, 2018. While he was a named executive officer for the fiscal year ended December 27, 2018, he is no longer an officer or employee of the Company. Includes 55,051 stock options that were vested and exercisable within 60 days of March 4, 2019.

(11)	Includes 1,031,894 stock options that were vested and exercisable within 60 days of March 4, 2019.

(12)	Includes 1,294,060 stock options that were vested and exercisable within 60 days of March 4, 2019.
Share Ownership, Anti-Hedging, Anti-Pledging and Clawback Policies
We have adopted share ownership guidelines, an anti-hedging policy, an anti-pledging policy and a clawback policy, which are discussed in further detail in “Compensation Discussion and Analysis.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
Before the completion of our initial public offering (“IPO”) in February 2007, NCM LLC was wholly owned by the founding members. After the IPO, NCM LLC was owned by us and the founding members. In connection with the IPO, we entered into several agreements to define and regulate the relationships among us, NCM LLC and the founding members. As of December 27, 2018, NCM, Inc. owned approximately 48.8% of the outstanding common membership units in NCM LLC, and Regal and Cinemark collectively owned approximately 51.2% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.
Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our Board of Directors, or another committee comprised entirely of independent members of our Board. Our Audit Committee charter authorizes our Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.
On July 5, 2018, AMC sold 100.0% of its remaining NCM LLC membership units to Regal and Cinemark. Following the sale, AMC remains a party to the Exhibitor Services Agreement ("ESA"), Common Unit Adjustment Agreement, Tax

Receivable Agreement ("TRA") and certain other original agreements which are discussed further below. As such, AMC will continue to participate in the annual common unit adjustment, receive TRA payments, receive theater access fee payments, and make payments under the beverage concessionaire agreements, among other things. AMC is not currently a member under the terms of the NCM LLC Operating Agreement and will not receive available cash distributions or allocation of earnings and losses in NCM LLC, unless it receives NCM LLC membership units pursuant to a common unit adjustment. Further, the sale does not impact future integration payments and other encumbered theater payments owed to NCM LLC by AMC. AMC is considered a related party to the Company through the divestiture date (July 5, 2018) and related party transactions with AMC through this period are included within the disclosures below.
Transactions with Founding Members
Exhibitor Services Agreements
In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated ESA, effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect. In connection with the sale of the Fathom Events business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business. Certain basic terms of the ESAs are discussed below:
Advertising Services. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The ESAs have a term of 30 years from the completion of the IPO, with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.
The advertising services include the on-screen advertising of the Noovie pre-show, use of the lobby entertainment network or LEN and lobby promotions. The pre-show is generally 20 to 30 minutes long. The Noovie pre-show includes up to two minutes for the founding members to be used to promote various activities associated with operation of the theaters, including concessions, ticketing partners, gift card and loyalty programs, founding member special events and vendors of non-film related services provided to theaters, only if the promotion is incidental to the vendor’s service (called theater advertising). Under the ESAs, up to 90 seconds of the Noovie program can be sold to NCM LLC’s founding members to satisfy their on-screen advertising commitments under their beverage concessionaire agreements. During 2018, we sold 60 seconds to two of NCM LLC’s founding members and 30 seconds to one of NCM LLC’s founding members. Per the ESA, the annual cost per thousand (“CPM”) change equals the prior year annual percentage change in the advertising CPM charged by NCM LLC to unaffiliated third parties during the last few minutes of the Noovie pre-show, limited to the highest advertising CPM being then-charged by NCM LLC.
In the lobby, the founding members are required to provide a specified number of LEN screens according to the number of auditoriums in the theater. The founding members have the right to install additional screens in their theater lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theater advertising. NCM LLC’s founding members may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.
Payments. In consideration for access to the founding members’ theater attendees for on-screen advertising and use of the founding members’ theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee. The theater access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theaters or founding members because of content objections or technical capacity. The theater access fee paid to founding members included an additional fee for digital cinema systems connected to our advertising network. The payment per theater patron increases by 8% every five years with the next such increase occurring in 2022. The payment per digital screen and for the digital cinema systems increases annually by 5%. In 2018, the theater access fee aggregate payments to related parties totaled $69.0 million. Also, in 2018, total revenue from related parties related to beverage concessionaire agreements totaled $28.4 million.
Net Payments to Related Parties. In 2018, the net payments to each related party for theater access fees and payments for use of their screens, less the purchase from NCM LLC of advertising under the founding member’s beverage concessionaire agreements were $18.4 million to Regal, $12.1 million to Cinemark and $9.0 million to AMC, respectively. As discussed above, the amount for AMC includes activity through July 5, 2018. As of December 27, 2018, amounts due to Regal and Cinemark were $15.7 million and $14.3 million, respectively. These amounts are net of integration payments due from the founding members. Refer to the ‘Common Unit Adjustment Agreement’ section for further discussion of the nature and magnitude of these payments in 2018.

NCM LLC Operating Agreement
NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units), and on January 23, 2019 (to update the member's rights following changes within the tax partnership rules). Certain basic terms of the restated operating agreement are as follows.
Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the founding members approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.
Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2018, we acquired 734,176 units due to vesting of restricted stock.
Founding Member Approval Rights. If any director designee to our Board of Directors designated by NCM LLC’s other members, Regal and Cinemark, under the Director Designation Agreement, described below, is not appointed to our Board, nominated by us or elected by our stockholders, as applicable, then each of the other members (so long as such other member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the restated operating agreement. As discussed above, AMC is not currently a member under the terms of the NCM LLC Operating Agreement and no longer has the aforementioned approval rights.
Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2018, available cash distributions totaled $141.4 million. Of that amount, the portion payable to NCM, Inc., Regal, Cinemark and AMC totaled $69.1 million, $35.8 million, $34.3 million, and $2.2 million, respectively. The amount for the distribution payable to AMC represents only the distribution for the three months ended March 29, 2018 to AMC. AMC’s distribution for the three months ended June 28, 2018 was paid to Cinemark and Regal to accommodate agreements between AMC and each of Cinemark and Regal. Further, there was no distribution to AMC for the three months ended September 27, 2018 and December 27, 2018 as they had no ownership in these periods.
Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock. Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. AMC exercised the redemption right of an aggregate 200,000 common membership units in 2015 and 15,600,000 common membership units in 2017, whereby AMC surrendered 200,000 and 15,600,000 common membership units, respectively, to NCM LLC for cancellation. The Company contributed an aggregate of 200,000 and 15,600,000 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC to complete the redemptions.
Common Unit Adjustment Agreement
NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the common unit adjustment agreement, effective as of February 13, 2007. The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theater or opening of a newly constructed theater (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theater (subject to certain exceptions).

NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for a founding member if it acquires or disposes of theaters, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all founding members (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theaters during the prior twelve fiscal months; however, if an acquired theater has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theater, with a subsequent adjustment for the actual attendance.
During the first quarter of 2018, NCM LLC issued 2,821,710 (3,736,860 issued, net of 915,150 returned) common membership units to its founding members for the rights to exclusive access to the theater screens and attendees added, net of dispositions by the founding members to NCM LLC’s network during the 2017 fiscal year.
If an existing on-screen advertising agreement with an alternative provider is in place with respect to any acquired theaters, the founding members may elect to receive common membership units related to those encumbered theaters in connection with the common unit adjustment. If the founding members make this election, then they are required to make payments on a quarterly basis in arrears in accordance with certain run-out provisions pursuant to the ESAs (“integration payments”). Because the AMC Carmike Cinemas, Inc. ("Carmike"), AMC Rave, and Cinemark Rave theaters are subject to an existing on-screen advertising agreement with an alternative provider, AMC and Cinemark will make integration payments to NCM LLC. The integration payments will continue until the earlier of (i) the date the theaters are transferred to NCM LLC’s network or (ii) the expiration of the ESA. Integration payments are calculated based upon the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theaters with pre-existing advertising agreements. The ESA additionally entitles NCM LLC to payments related to the founding members’ on-screen advertising commitments under their beverage concessionaire agreements for encumbered theaters (“encumbered theater payments”). These payments are also accounted for as a reduction to the intangible asset. If common membership units are issued to a founding member for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and NCM LLC can utilize the theaters for all of its services. During the years ended December 27, 2018, December 28, 2017 and December 29, 2016, the Company recorded a reduction to net intangible assets of $21.4 million, $20.9 million and $2.6 million, respectively, related to these Carmike integration and encumbered theater payments as well as those made by AMC and Cinemark for the previous acquisition of Rave Cinemas. During the years ended December 27, 2018, December 28, 2017 and December 29, 2016 AMC and Cinemark paid a total of $22.7 million, $12.9 million and $2.4 million, respectively, related to the integration and other encumbered theater payments (as payments are made one quarter and one month in arrears, respectively).
Tax Receivable Agreement
NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the tax receivable agreement, effective as of February 13, 2007, as amended on April 29, 2008 to permit NCM, Inc. to make estimated payments to each of the founding members or ESA parties.
The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

Under the tax receivable agreement, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the revenue sharing agreement.
Although the actual timing and amount of any payments that may be made under the tax receivable agreement varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.
As of December 27, 2018, we had a balance recorded for the payable to our related parties under the tax receivable agreement of approximately $152.3 million, of which the Company expects to make $11.2 million in payments during 2019 for the 2018 taxable year. In 2018, pursuant to the terms of the tax receivable agreement, we made payments of $8.4 million to Regal, $5.4 million to AMC, and $4.6 million to Cinemark for the 2017 taxable year.
Software License Agreement
NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC, a company jointly owned by the founding members (“DCIP”), executed the Second Amended and Restated Software License Agreement effective as of February 13, 2007 (the “license agreement”). Certain basic terms of the license agreement are discussed below:
AMC and RCM granted to NCM LLC an exclusive license (subject to certain exceptions) to identified technology for use in the United States with respect to the services provided under the ESAs. The founding members and DCIP each granted to NCM LLC a license, subject to certain limitations, to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs. NCM LLC granted to the founding members a license, subject to certain limitations, to any NCM LLC developments that existed at the IPO date based on licensed technology, solely for the founding members’ internal business purposes that are outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC granted DCIP a license, subject to certain exceptions, to any existing and future NCM LLC developments that may have digital cinema applications.
Director Designation Agreement
NCM, Inc., AMC, Cinemark and Regal executed the Director Designation Agreement effective as of February 13, 2007. AMC no longer has rights under this agreement.
So long as Regal or Cinemark, respectively, owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate two nominees to our Board of Directors who are voted upon by our stockholders. At least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of our Board are “independent directors” under the Nasdaq rules. We have agreed to include each director designee in our Board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management for every meeting of our stockholders called with respect to the election of members of our Board, subject to certain exceptions.
If a vacancy occurs because of the death, disability, resignation or removal of a director designee, then our Board, or any Board committee, will not vote, fill the vacancy or take any action subject to supermajority Board approval under our amended and restated certificate of incorporation until (i) the founding member has designated a successor director designee and our Board has appointed such successor director designee, (ii) the founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) the founding member has waived its rights to designate a successor director designee and has consented to our Board, or any Board committee, taking a vote on the specified actions prior to our Board filling the vacancy with a successor director designee.
Registration Rights Agreement
NCM, Inc., AMC, Cinemark and Regal executed the registration rights agreement effective as of February 13, 2007.
The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.
Joint Defense Agreements
NCM, Inc., NCM LLC and the founding members from time to time may enter into a joint defense and common interest agreement, under which the parties agree to cooperate and share information in order to advance their shared interests in owning and operating NCM LLC.
Agreements with Founding Members—Services
In 2018, NCM LLC paid approximately $1.2 million in aggregate to AMC (through July 5, 2018), Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients.
Other Transactions
Letter Agreement
Under the terms of the Letter Agreement, Standard General agreed to vote, until the end of the Standstill Period (defined below), (i) in favor of each director nominated and recommended by the Board for election at any meeting of the Company’s stockholders, (ii) in accordance with the recommendations by the Board on certain routine proposals, including Proposal No. 3 relating to the ratification of the auditors, and (iii) against any stockholder nominees not recommended by the Board and against any proposals or resolutions to remove members of the Board. Standard General also agreed, subject to certain limitations, to refrain from certain actions during the Standstill Period, including (A) engaging in any “solicitation” or otherwise become a “participant” in any contested solicitation as such terms are used in the proxy rules of the SEC; (B) submitting any stockholder proposal or any notice of nomination or other business for consideration to the Board; (C) seeking to acquire the Company or any of its material assets, or proposing mergers, acquisitions or other business combinations involving the Company; (D) acquiring additional shares of the Company’s common stock following which Standard General would economically own or have a total net long position greater than 30% of the Company’s outstanding common stock; and (E) certain other actions specified in the Letter Agreement.
The term “Standstill Period” means the period of time starting on the date of the Letter Agreement and ending 30 days prior to the deadline for stockholder nominations and proposals for the Company’s 2022 Annual Meeting of Stockholders, but in any event no later than February 28, 2022. However, Standard General may terminate the Standstill Period if any of its designees fail to be elected to the Board and the Board does not appoint such designees to the Board within the time periods specified in the Letter Agreement. In addition, the Standstill Period will be suspended at any time when Standard General’s aggregate beneficial ownership of the Company’s common stock falls below 7,900,361 shares (the “Minimum Ownership Level”), and in the event that Standard General subsequently acquires beneficial ownership of the Company’s common stock that exceeds the Minimum Ownership level, the Standstill Period shall resume, including all associated obligations and restrictions.
The Company agreed to nominate two individuals designated by Standard General for election at the Company’s 2019 Annual Meeting of Stockholders and at each subsequent annual meeting occurring during the Standstill Period, subject to the designees satisfying certain criteria. At the Company’s request, Standard General will cause its designees to resign from the Board if Standard General’s aggregate beneficial ownership of the Company’s common stock falls below the Minimum Ownership Level.
The Company agreed that the size of the Board will not exceed nine directors during the Standstill Period, subject to an increase only to appoint designees of Standard General that are not otherwise elected to the Board as set forth in the Letter Agreement. The Company further agreed that upon the request of Standard General, the Board will appoint a Standard General designee to serve as a member of any committee of the Board requested by Standard General other than the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, subject to certain limitations in the Letter Agreement. The Letter Agreement also provides that (i) that, during the standstill period the Board’s Audit Committee will include at least one director who is neither a designee of Standard General nor a designee of Cinemark or Regal pursuant to the Director Designation Agreement and (ii) that, during the Standstill Period, the Board will not take any action to further amend the Company’s Statement of Policy with Respect to Related Party Transactions.
Sale of Fathom Events Business to AC JV, LLC
On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the founding members and 4% by us. In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from our founding members (one-third or approximately $8.3 million from each founding member). The notes bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on December 26, 2014. Due to the related party nature of the transaction, we formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction. During 2018, we received interest on the notes of approximately $0.3 million. NCM LLC’s investment in AC JV, LLC was $0.9 million as of December 27, 2018. During the year ended December 27, 2018, NCM LLC received a cash distribution from AC JV, LLC of $0.2 million and recorded equity in earnings of $0.2 million for AC JV, LLC. In connection with the sale, we entered into a transition services agreement and a services agreement:
Transition Services Agreement with AC JV, LLC. NCM LLC entered into a transition services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. Under the agreement, NCM LLC provided certain corporate overhead services for a fee and was reimbursed for the use of facilities and certain services including creative, technical event management and event management for AC JV, LLC for a period of nine months following closing. The parties extended the transition services agreement, during which extended period NCM would continue to provide certain limited services for a fee. During the year ended December 27, 2018, we received approximately $0.2 million under this agreement.
Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions.
Transactions with NCM LLC
Management Services Agreement
On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan and the National CineMedia, Inc. 2016 Equity Incentive Plan. Pursuant to this agreement, NCM LLC paid us approximately $17.8 million during 2018.
Review, Approval or Ratification of Transactions with Related Persons
Our written Statement of Policy with Respect to Related Party Transactions requires that transactions (i) of the type described in Section 144(a) of the Delaware General Corporation Law or (ii) otherwise involving us and in which a related party (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest and in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, be approved by our Audit Committee or another committee of the Board composed solely of disinterested directors. In determining whether to approve, ratify or disapprove of the entry into a related party transaction, the reviewing committee considers all relevant material information and takes into account, among other factors, whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party, and whether there are any compelling business reasons for the Company to enter into the transaction and the nature of alternative transactions, if any. Certain transactions and relationships have been determined not to constitute related party transactions for purposes of the policy, including (a) executive officer compensation approved by our Compensation Committee or Board, (b) director compensation, (c) interests arising solely from ownership of our common stock and other stockholders have the same proportional interest, (d) certain interests arising from the related party’s position as a director, employee or beneficial owner of less than 10% of another company, (e) any transaction involving a related party where the rates or charges involved are determined by competitive bids, and (f) any indemnification and advancement of expenses provided by our governing documents or by agreement with the related party.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Conduct. Requests should be directed to us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Secretary. The Code of

Business Conduct and Ethics is also available on our website at www.ncm.com at the Investor Relations link. The information on our website is not incorporated into this proxy statement.
We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to answer employees’ questions related to the Code of Business Conduct and Ethics and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such reports received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended December 27, 2018, except that (i) one Form 4 for Thomas Lesinski was filed one day late on November 2, 2018, and (ii) one Form 4 for Standard General L.P. and Kim Soohyung was filed one day late on November 13, 2018.
PROPOSALS OF STOCKHOLDERS
Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Stockholders wishing to include proposals in the proxy materials in relation to the 2020 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 15, 2019. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our certificate of incorporation. If we are not notified of intent to present a proposal at our 2020 annual meeting of stockholders by January 29, 2020, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.
OTHER BUSINESS
No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Sarah Kinnick Hilty Senior Vice President, General Counsel and Secretary

NCM NATIONAL CINEMEDIA

VOTE

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2019 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas F. Lesinski	☐	☐	02 - Andrew P. Glaze	☐	☐	03 - Lawrence A. Goodman	☐	☐
04 - David R. Haas	☐	☐	05 - Kurt C. Hall	☐	☐	06 - Lee Roy Mitchell	☐	☐
07 - Mark B. Segall	☐	☐	08 - Renana Teperberg	☐	☐			

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2019 Annual Meeting Admission Ticket

2019 Annual Meeting of National CineMedia, Inc. Stockholders

May 2, 2019, 9:00am MST
6300 S. Syracuse Way, Suite 300
Centennial, CO 80111

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National CineMedia, Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2019

Clifford E. Marks and Sarah Kinnick Hilty, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National CineMedia, Inc. to be held on May 2, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise.

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